SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 15, 2014

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Compensatory Arrangements of Certain Officers.

(e) Agreement with Alastair Hughes regarding the Extension of his Expatriate Assignment. On April 15, 2014, Jones Lang LaSalle Incorporated (“JLL”) entered into a letter agreement (the “Agreement”) with Alastair Hughes, the Chief Executive Officer of JLL’s Asia Pacific business segment. The Agreement, the principal terms and conditions of which are described below, is being filed as Exhibit 10.1 to this Report and is incorporated hereby reference in its entirety.

Mr. Hughes has served as JLL’s Asia Pacific CEO for more than five years. Given the excellent progress he has made in leading the development of the JLL business in the region, JLL has asked him to continue his expatriate assignment in Singapore as the AP CEO at least through December 31, 2016.

In consideration for Mr. Hughes’s agreement to continue working away from his home country in his current role, the Agreement provides that if, by the close of business on the earlier of (1) December 31, 2016 or (2) the date on which a permanent successor has been publicly named for Colin Dyer as the Chief Executive Officer of JLL (in each case a “Trigger Date”), Mr. Hughes and JLL have not mutually agreed on an alternative role for him, including compensation, location and all other terms and conditions, then Mr. Hughes shall have the right for three (3) months after the Trigger Date (the “Notice Period”), by notice in writing to the Chief Human Resources Officer of JLL, to voluntarily terminate his employment without cause but (i) he will nevertheless be eligible to receive the severance that he would otherwise be eligible to receive under the current terms of his employment as though he had been terminated involuntarily without cause and (ii) all then outstanding unvested restricted stock units and deferred cash awards will continue to vest according to their original schedules and will not be forfeited. In order for Mr. Hughes to receive the above benefits, he must have remained in his then current position for the full extent of the Notice Period (or such earlier date as JLL in its discretion may approve).

In the event that Mr. Hughes exercises his rights under the Agreement, then he also agrees that for a period of twelve (12) months after the last day of his employment (the “Employment Termination Date”) with JLL (the “Restricted Period”), he shall not himself, and shall not direct any other person to, either on his own account or on behalf of or with any other person, firm or business entity, do the following:

1.	solicit or induce other JLL employees or independent contractors to leave the employ of JLL; or
2.	solicit or induce any clients that have existing or contracted transactions or assignments with JLL as of the Employment Termination Date to discontinue, transfer or reduce their transactions or assignments with JLL to any third party.

Mr. Hughes agrees further that during the Restricted Period, he shall not accept employment with, or be employed by, any of CBRE Group, Colliers, Cushman & Wakefield, DTZ or Savills, or any of their respective subsidiaries or affiliates, or any successor entity thereof.

In the event that during the Restricted Period Mr. Hughes violates any of the above non-solicitation or non-competition provisions, then he agrees to promptly repay to JLL all amounts then previously paid to him under the Agreement and that he will forfeit all unvested restricted stock units.

Except as specifically amended or supplemented by the Agreement, all of the previously agreed terms of Mr. Hughes’s employment shall remain in full force and effect. In the event that Mr. Hughes and JLL agree on an alternative role, then the specific terms of that role shall be subject to the execution of mutually satisfactory documentation.

The amount of any payments under the Agreement, if any are ever paid, is not quantifiable at this time.

There are no arrangements or understandings between Mr. Hughes and any other person pursuant to which Mr. Hughes is serving as an officer. Neither Mr. Hughes nor any related person of Mr. Hughes has a direct or indirect material interest in any existing or currently proposed transaction to which JLL is or may become a party. Mr. Hughes is not related to any of the executive officers or directors of JLL.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are included with this Report:

	10.1	Letter Agreement dated April 15, 2014 between Jones Lang LaSalle Incorporated and Alastair Hughes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2014	JONES LANG LASALLE INCORPORATED

	By:	/s/ Mark J. Ohringer
		Name:	Mark J. Ohringer
		Title:	Executive Vice President, Global General Counsel and Corporate Secretary

EXHIBIT INDEX

10.1	Letter Agreement dated April 15, 2014 between Jones Lang LaSalle Incorporated and Alastair Hughes